                            ASSET PURCHASE AGREEMENT

     This Agreement made effective as of the 18th day of December, 1998 by and between Corel Corporation, a corporation incorporated under the laws of Canada, together with its wholly-subsidiaries, Corel Corporation Limited, a corporation incorporated under the laws of the Republic of Ireland, and Corel, Inc. a corporation incorporated under the laws of the State of Delaware (together referred to as "Vendor") and GraphOn Corporation, a corporation incorporated under the laws of the State of California ("Purchaser").

                                    RECITALS

A. The Vendor is engaged in, among other things, the business of developing and marketing the Purchased Software.

B. Purchaser desires to purchase from Vendor the Purchased Software and certain assets used or usable in connection with the development and marketing of the Purchased Software and to assume certain related contracts and obligations, and Vendor desires to sell to Purchaser the Purchased Software and such assets and to transfer to Purchaser the related contracts and obligations, all according to the terms and subject to the conditions set forth in this Agreement (the "Transaction").

C. In consideration of the transfer of the Purchased Software and the above-mentioned related assets, Purchaser has agreed to issue and sell shares of common stock of the Purchaser and a warrant to purchase common stock of Purchaser pursuant to the terms and conditions of that certain Securities Purchase Agreement by and between Vendor and Purchaser dated the date hereof (the "Securities Purchase Agreement").


                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Vendor hereby agree as follows:

1.   INTERPRETATION

1.1  DEFINITIONS. As used herein:

     "ADDITIONAL PURCHASED SHARES" means the 1,607,000 shares of common stock of the Purchaser which may be issued to Vendor pursuant to the terms of the Securities Purchase Agreement.

     "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

     "AGREEMENT" means this Asset Purchase Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

     "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

     "ASSETS" has the meaning given in Section 2.1.

     "ASSUMED CONTRACTS" has the meaning given in subsection 2.1(c).

     "ASSUMED LIABILITIES" means the Liabilities of the Vendor listed in
SCHEDULE 2.3 to be assumed by the Purchaser that relate to the Assets arising and accruing in respect of the period from and after the Closing Date.

     "BUG DATABASE" means Vendor's software bug databases respecting the Purchased Software, in electronic format.

     "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Ottawa, Ontario or in the City of Campbell, California.

     "CLOSING" and "CLOSING DATE" shall have the meaning set out in Section 2.6

     "CONDITION" means the condition of the assets, liabilities, operations, or financial position of the Purchaser.

     "CONFIDENTIAL INFORMATION" has the meaning given in Section 8.2.

     "CUSTOMER LISTS" means all customer lists, files, data and information relating to customers and prospective customers for the Purchased Software as of the Closing Date including, without limitation, any customer list which has been delivered by the Vendor to the Purchaser prior to the date hereof.

     "DAMAGES" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable legal fees), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

     "DIRECT CLAIM" has the meaning given in Section 9.3.

     "EFFECTIVE DATE" means the date first set out above.

     "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     "EXCLUDED SOFTWARE" means the computer programs listed in SCHEDULE 2.1(B)(II), including, to the extent in existence as of Closing, development work in progress on such computer programs, and related designs, drawings, flow charts, functional specifications, engineering and/or source code documentation, and user manuals.

     "GOVERNMENTAL BODY" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

     "INDEMNIFICATION PERIOD" means the period commencing as of Closing and ending at the close of business on the first anniversary of Closing.

     "INTELLECTUAL PROPERTY ASSETS" has the meaning given in subsection 2.1(b).

     "INTERIM PERIOD" means the period from and including the Effective Date to and including the Closing Date.

     "LEASED PREMISES" means the premises leased by Vendor under the Leases.

     "LEASES" means the leases and the agreements to lease under which the Vendor leases real property in the State of New Hampshire, as further described in SCHEDULE 2.1(D).

     "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

     "LICENSED SOFTWARE" shall mean the software, in both object and source code format, as described in SCHEDULE 2.2.

     "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, but excluding any contract or license rights disclosed hereunder.

     "MARKETING MATERIALS" shall have the meaning set out in Section 2.1(f).

     "MATERIAL ADVERSE EFFECT" means, with respect to any violation or other matter, same will be deemed to have a "Material Adverse Effect" on the specified Asset or covenant, as applicable, if such violation or other matter would have a material adverse effect on Vendor's or Purchaser's, as applicable, intellectual property rights, liabilities, operations, performance, assets or financial condition.

     "PERSON" means any individual, Entity or Governmental Body.

     "PURCHASED SOFTWARE" means the proprietary computer programs listed in
SCHEDULE 2(1)(B)(I), in, unless otherwise provided, source code and object code form, including, to the extent in existence as of the Closing Date, development work in progress on such computer programs, and related designs, drawings, flow charts, functional specifications, engineering and/or source code documentation, and user manuals.

     "PURCHASER INDEMNITEES" means the following Persons:
      (a)  Purchaser;
      (b)  Purchaser's current and future Affiliates, but excluding Vendor;
      (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and
      (d)  the respective successors and
           assigns of the Persons referred to in clauses (a) and (b) and
           (c) above.

     "PURCHASED SHARES" means 3,886,503 shares of common stock of the Purchaser to be issued to the Vendor pursuant to the terms of the Securities Purchase Agreement.

     "RELOCATION COSTS" means costs associated with the relocation of Transferred Employees to New Hampshire up to a maximum amount of $5,000CDN per Transferred Employee who is relocating from Canada, and up to a maximum of $5,000USD per Transferred Employee who is relocating from within the United States.

     "REPRESENTATIVES" means officers, directors, employees, agents, legal counsel, accountants, advisors and representatives.

     "SECURITIES PURCHASE AGREEMENT" has the meaning set forth in the recitals to this Agreement.

     "TANGIBLE ASSETS" shall mean those Assets set out in SCHEDULE 2.1(a).

     "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including provincial, municipal and foreign governmental authorities), and whether disputed or not.

     "TAX RETURN" means any return, statement, report or form, including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

     "THIRD PARTY CLAIM" has the meaning given in Section 9.5.

     "THIRD PARTY MATERIALS" means the specific third party owned or controlled software or content listed on SCHEDULE 2.1(b)(III).

     "TRADEMARKS" means all right, title and interest of Vendor in and to the trademarks (whether registered or unregistered) and trademark applications specified on SCHEDULE 2(1)(b)(IV) and the goodwill associated therewith.

     "TRADE SECRETS" means all non-public information, trade secret rights and know-how in the possession of Vendor used in connection with the development and manufacture of and/or for the distribution of the Products, including vendor information, customer lists, pricing and sales information relating to the Products.

     "TRANSACTION DOCUMENTS" means all documents or agreements required to be delivered by any party hereunder, including the Agreement itself, the Securities Purchase Agreement, and any related agreements.

     "TRANSFERRED EMPLOYEES" shall have the meaning set out in Section 8.3.

     "VENDOR INDEMNITEES" shall mean the following Persons:
     (a) Vendor;
     (b) Vendor's current and future Affiliates, but excluding Purchaser;
     (c) the respective Representatives of the Persons referred to in clauses
         (a) and (b) above; and
     (d) the respective successors and assigns of the Persons referred to in clauses (a) and (b) and (c) above.

     "WARRANT" means the warrant to be issued to Vendor pursuant to the terms of the Securities Purchase Agreement, entitling the Vendor to purchase up to 388,650 shares of common stock of the Purchaser.

     "WARRANTY CLAIM" means a claim made by either the Purchaser or Vendor based on or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation, covenant or warranty made by the other party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

     1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

     1.4 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

     1.5 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in the lawful currency of the United States of America.

     1.6 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

     1.7 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are an integral part of this Agreement.


ARTICLE 2. THE TRANSACTION

     2.1 ASSETS. Subject to the terms and conditions of this Agreement, Vendor agrees to grant, convey, sell, assign and transfer to Purchaser on Closing, and Purchaser agrees on Closing to purchase, accept and assume, the assets set forth below (collectively, the "Assets"). The Assets consist of the following:

          (a) the Tangible Assets;

          (b) all right, title and interest, including the worldwide intellectual and industrial property rights owned by Vendor in the Purchased Software and Trademarks, including without limitation, copyrights (whether registered or unregistered), copyright applications, trademark rights, trademark applications, Trade Secrets, inventions and the right to seek patents with respect thereto, designs, technologies, including without limitation, all registrations, rights to register or apply for registration, renewals, reissues, divisions, continuations, continuations-in-part, modifications, extensions, reversions, all waivers and assignments of moral rights, and all rights to enforce such rights or interests in any work and all other proprietary rights or other intellectual property or intangible assets and any rights to use or exploit the foregoing (together "Intellectual Property Assets"). The Intellectual Property Assets shall not include any right, title and interest in the Excluded Software, Licensed Software and the Third Party Materials;

          (c) the specific contracts (collectively, the "Assumed Contracts") set forth on SCHEDULE 2.1(c);

          (d) all right, title and interest of the Vendor in and to the Leased Premises and under the Leases including, without limitation, any prepaid rent and security deposits thereunder and all leasehold improvements owned by the Vendor and forming part of the Leased Premises;

          (e) an undivided, joint ownership interest in the Customer Lists;

          (f) all stock on hand of sales and promotional materials, catalogues and advertising literature , including, without limitation, web-based marketing materials, relating exclusively to the Purchased Software ("Marketing Materials"); and

          (g) all licenses or sub-licenses to computer software, other than Third Party Materials, including all end-user licenses and associated rights related to the "off-the-shelf" commercial software products listed in SCHEDULE 2.1(g) and used by Vendor at the Leased Premises; and

          (h) all right, title and interest of the Vendor in the Bug Database.

     2.2 GRANT OF LICENSE Subject to the terms and conditions hereof, Vendor hereby grants to Purchaser an irrevocable, nonexclusive, perpetual, royalty-free and worldwide license to the Licensed Software to:

          (a) Use internally and reproduce for internal use, modify, and prepare derivative works based upon the Licensed Software in source code form, directly as well as with the assistance of third-party contractors;

          (b) Derive object code versions of the Licensed Software from the source code versions for distribution and other uses pursuant to the licenses granted to Purchaser under this Agreement;

          (c) Produce, reproduce, distribute, transmit and sublicense the right to use object code versions of the Licensed Software, in any manner, format or media whatsoever, and any related documentation, and permitted derivative works based thereon, directly and indirectly through subcontractors, distributors, subdistributors, resellers and OEMs or other distribution channels, and in any media or by any means or methods now or hereafter known; provided that Purchaser is licensed to distribute, transmit and sublicense the right to use copies thereof only when each such copy is licensed to end user customers as part of Purchaser products and not on a stand-alone basis;

          (d) Grant sublicenses to third parties (including but not limited to OEM, VAR and distributor customers of Purchaser) that permit such third parties to make use of all or any part of the rights Purchaser is granted under this Agreement respecting the object code of the Licensed Software, including the right to further sublicense any such rights;

          (e) Purchaser will ensure that each copy of the Licensed Software and software incorporating or based upon the Licensed Software that is distributed by Purchaser will be accompanied by an applicable copy of Purchaser's standard End User software license which shall contain provisions regarding the limitation of Vendor's liabilities and protection of Vendor's intellectual property rights that are substantially and materially similar to those customarily used by Purchaser to limit its liabilities and to protect its intellectual property rights;

          (f) Purchaser agrees that each copy of a Purchaser product which incorporates the Licensed Software shall contain an appropriate Purchaser copyright notice, and that Purchaser shall place such reasonable Vendor proprietary notices in respect of the Licensed Software in the user manual (in electronic and/or hardcopy form) for such Purchaser products in the place where Purchaser gives credit to other third party developers and in the manner and form as Purchaser generally provides credit, identifies trade notices and lists copyright notices;

          (g) The license rights granted in this Section 2.2 include the right for Purchaser to exploit the Licensed Software in technology and under intellectual property rights not now known, subject to the limitations set out above. Except for the rights granted to Purchaser under this Agreement, Vendor shall retain all right, title and interest, including intellectual property rights in the Licensed Software. Subject to the restrictions set out in Section 2.2(a), Purchaser shall have all right, title and interest, including intellectual property rights in and to all modifications and derivative works created by Purchaser;

          (h) Purchaser shall comply with all laws, rules, regulations and industry standards existing with respect to the Licensed Software and the performance by Purchaser of its obligations hereunder existing in the jurisdictions where Purchaser carries on activities under this Agreement and where the Licensed Software is licensed or distributed from time to time. Purchaser shall impose the same obligation on its distribution channels, including without limitation any sub-distributor, reseller or OEM who purchase any product in which any portion of the Licensed Software is incorporated from Purchaser.

     2.3 LIABILITIES. Purchaser agrees to assume, at the Closing, and from and after the Closing to pay, perform, discharge and satisfy the Assumed Liabilities and will indemnify the Vendor against such liabilities.

     2.4 PAYMENT. The purchase price for the Assets shall be $3,886,503USD, which shall be satisfied in full by the issuance of the Issued Shares.

     2.5 TAX MATTERS. Vendor and Purchaser agree that the Purchase Price for the Assets shall be based on the fair market value of the Assets as reasonably determined by Vendor and Purchaser, with reference to the net book value of the Assets as recorded in Vendor's accounting records, and as may be required by applicable provisions of the U.S. Internal Revenue Code of 1986, the Canada Income Tax Act, and the Finance Act (Ireland) each as amended. Vendor and Purchaser each agree not to take any tax position that is inconsistent with the allocation agreed upon by the parties.

     2.6 CLOSING. Unless this Agreement shall have been terminated pursuant to section 5.1 and subject to the satisfaction or waiver of the conditions set forth in Section 2.7, the closing (the "Closing") of the Transaction shall take place at the Palo Alto offices of Brobeck, Phleger & Harrison LLP at 10:00a.m., California Time, on December 31, 1998 or such sooner date that is the earliest practicable date after all of the conditions to closing set forth in this Agreement have been satisfied or waived in writing, or at such other time or date, and at such other place, of such other means of exchanging documents, as may be agreed to by the parties hereto. The actual date of the Closing is sometimes referred to as the "Closing Date".

     2.7 CONDITIONS OF CLOSING.

          (a) CONDITIONS OF PURCHASER OBLIGATIONS. The obligations of Purchaser hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except that Purchaser may expressly waive any or all of the conditions in writing:

          (i) NO MATERIAL ADVERSE CHANGES. During the Interim Period, there shall not have occurred any impairment to the Assets resulting from any breach of any representation or warranty of Vendor between the Effective Date and the Closing Date of such severity that it is likely to impair the Assets and result in a Material Adverse Effect to the value of the Assets ("Vendor Impairment"). Impairments to the value of the Assets resulting from (A) general changes in economic conditions outside the control of the parties, (B) conduct of Purchaser or any other Person not controlled by Vendor, or (C) announcement of the transactions contemplated by this Agreement or statements or announcements made by Vendor or Purchaser pursuant to this Agreement, shall not be deemed to constitute a Vendor Impairment.

          (ii) COMPLIANCE. As of the Closing Date, Vendor shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Vendor and required to be performed or complied with by Vendor at, or prior to, the Closing Date.

          (iii) CLOSING DELIVERIES. Vendor shall have delivered, and Purchaser shall have received, the deliveries described in Section 2.8 hereof.

          (iv) NO LITIGATION. There shall not be an injunction, judgment, order, decree, ruling or charge in effect preventing or delaying consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

          (v) CONSENTS. Vendor shall have obtained all necessary consents to the assignment of the Assumed Contracts and Leases.

          (vi) OPINION OF VENDOR'S COUNSEL. The Purchaser shall have received the opinion of Vendor's counsel as to the due authorization, execution and delivery,and enforceability of this Agreement in such form as the Purchaser may reasonably require.

          (b) CONDITIONS TO VENDOR'S OBLIGATIONS. The obligations of Vendor hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except that Vendor may expressly waive any or all of the conditions in writing:

          (i) NO MATERIAL ADVERSE CHANGES. During the Interim Period there will have been no change in the Condition of Purchaser, howsoever arising, except changes which individually or in the aggregate, have not had a Material Adverse Effect on the Condition of the Purchaser. Without limiting the generality of the foregoing, during the Interim Period:

          A. no damage to or destruction of any material part of the property or assets of the Purchaser shall have occurred;
          B. Walt Keller shall not have resigned or have indicated his intention to resign from employment with Purchaser, and
          C. International Business Machines or Sun Microsystems, shall not have ceased, or advised Purchaser or Vendor in writing of their intention to end their relationship with Purchaser or to otherwise cease licensing software product from Purchaser.

          (ii)COMPLIANCE. As of the Closing Date, Purchaser shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Purchaser and required to be performed or complied with by Purchaser at, or prior to, the Closing Date.

          (iii) CLOSING DELIVERIES Purchaser shall have delivered, and Vendor shall have received, the deliveries described in Section 2.8 hereof.

          (iv) NO LITIGATION. There shall not be an injunction, judgment, order, decree, ruling, or charge in effect preventing or delaying consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

          (v) OPINION OF PURCHASER'S COUNSEL. The Vendor shall have received the opinion of Purchaser's counsel as to the due authorization, execution and delivery, and enforceability of this Agreement and as to the valid authorization of the Purchased Shares, the Additional Purchased Shares and the Warrant, and the issue of the Purchased Shares and the Warrant, in such form as the Vendor may reasonably require.


     2.8 CLOSING DELIVERIES. At the Closing, the parties shall deliver and receive the following:

          (a) Vendor shall execute and deliver to Purchaser such bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance and transfer and assignment, in form and substance satisfactory to Purchaser, sufficient to sell, convey, transfer, and assign to Purchaser all right, title and interest of Vendor in the Assets;

          (b) Vendor and Purchaser shall execute and deliver to each other the Securities Purchase Agreement;

          (c) Vendor shall deliver to Purchaser the items described in Section 2.9;

          (d) Vendor shall deliver to Purchaser a certificate certifying that the representations and warranties contained in Article 3 are true and correct in all material respects (except for such representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects) as of the Closing Date;

          (e) Purchaser shall deliver to Vendor a certificate certifying that the representations and warranties contained in Article 4 are true and correct in all material respects (except for such representations and warranties which are themselves limited by a reference to materiality, which shall be true and correct in all respects) as of the Closing Date; and

          (f) Purchaser shall deliver to Vendor a share certificate or certificates evidencing the Purchased Shares; and

          (g) Purchaser shall deliver to Vendor a certificate evidencing the Warrant.

     2.9 DELIVERY OF ASSETS.

          (a) Upon Closing, Vendor will deliver to Purchaser all designs, diagrams, charts, computer software, programming notes and other documentation owned by Vendor relating to the Purchased Software and Trademarks (including, without limitation the Intellectual Property Assets); and

          (b) Upon Closing, Vendor will deliver to Purchaser all the equipment, furniture, furnishings and accessories and supplies set out in SCHEDULE 2.1(A).

          (c) Upon Closing, Vendor will deliver to Purchaser the Marketing Materials, the Bug Database, and the Customer Lists, in electronic format.

     2.10 ASSIGNMENT OF ASSUMED CONTRACTS AND OTHER LICENSES

          (a) Upon the Effective Date, Vendor shall assign to Purchaser Vendor's rights under the Assumed Contracts and Leases or shall make such other arrangements as are mutually agreed to by the parties.

          (b) Nothing in this Agreement shall be construed as an assignment, license, transfer or conveyance of, or an attempt to assign, license, transfer or convey, any license or sub-license referred to in Paragraph 2.1(g) if such license or sub-license is not assignable, licenseable, transferable or conveyable without the consent of a third party (if such consent has not been obtained) and such assignment, license, transfer or conveyance or attempted assignment, license, transfer or conveyance would constitute a breach of such license or sub-license. Vendor shall use commercially reasonable efforts to obtain such consents and shall take all reasonable actions to preserve the benefits of such licenses and sub-licenses for the Purchaser.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF VENDOR.

     Vendor represents and warrants to Purchaser as set forth below.

     3.1 ORGANIZATION. Corel Corporation, Corel Corporation Limited and Corel, Inc. are corporations duly organized, validly existing and in good standing under the laws of Canada, the Republic of Ireland and the State of Delaware, respectively, and have the corporate power and authority to carry on their business as it is now being conducted.

     3.2 POWER, AUTHORITY AND VALIDITY. Vendor has the full corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, including, without limitation, the execution and delivery, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets. All corporate proceedings that are necessary and appropriate for Vendor to authorize, execute and deliver this Agreement and the other Transaction Documents and the performance of its obligations thereunder and hereunder have been taken. No other corporate proceedings on the part of Vendor are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated hereby and thereby. This Agreement and the Transaction Documents to which it is a party constitute valid and binding obligations of Vendor, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, and except as the indemnification provisions contained in this Agreement may be limited by principles of public policy. Vendor is not subject to or obligated under any charter, bylaw or, subject to the obtaining of any required consents set out in Schedule 3.8, any material license, contract, franchise or permit, or subject to any order or decree, which would be breached or violated in a material manner by or in material conflict with the execution and carrying out of this Agreement and the Transaction.

     3.3 TAX MATTERS. The Vendor has timely filed all material Tax Returns relating to or affecting the Assets required to be filed and such Tax Returns are complete and correct in all material respects. Vendor has timely paid all Taxes relating to or affecting the Assets. There is no claim for Taxes that operates as a lien against the Assets other than for Taxes not yet due and payable. There are no pending assessments, asserted deficiencies or claims for additional Taxes that affect or pertain to the Assets that have not been paid. There have been no audits or examinations of any tax returns or reports by any applicable Governmental Body that pertain to or could affect the Assets. There is no extension of the statute of limitations on the assessment of any Taxes relating to or affecting the Assets granted by the Vendor and currently in effect. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further Tax liability with respect to the Assets.

     3.4 TITLE. Vendor has good, valid and marketable title to the Tangible Assets free and clear of all Liens and are fully paid. All Tangible Assets are suitable and adequate for use in the ordinary course of business and conform in all material respects to all applicable laws. All leases are binding, valid and enforceable in accordance with their terms subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and there are no current defaults or events which have occurred with which the giving of notice or lapse of time or both would constitute a material default under any lease.

     After the time of Closing, Purchaser will be entitled to the continued use and possession of the Leased Premises, for the terms specified in the Leases and for the purposes for which such property is used. Vendor has no knowledge of any pending or threatened condemnation or similar proceeding affecting Leased Premies.

     3.5 PROPRIETARY RIGHTS.

          (a) SCHEDULE 3.5 sets forth, with respect to each Intellectual Property Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body (e.g. patents, patent applications, registered copyright and registered trademarks), the names of the jurisdictions covered by the applicable registration or application.

          (b) No claim with respect to the Purchased Software by or against any current or former directors, officers, consultants or employees of Vendor or any third party has been made or now exists and Vendor knows of no basis for any such claims. Vendor is not aware of any breach of any confidentiality agreement in favor of Vendor relating to the Purchased Software either by its current or former directors, officers, consultants, employees or third parties.

          (c) Vendor has not disposed of in any manner (other than through a license in the ordinary course of business) any rights to the Intellectual Property Assets.

          (d) Except pursuant to this Agreement, no Person or Entity has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or transfer from Vendor of any of the Assets.

     3.6 LITIGATION. Except as set out in SCHEDULE 3.6, as of the Effective Date, there is no suit, claim, investigation, action or proceeding, either administrative or judicial (i) pending or, to the best of Vendor's knowledge, threatened against Vendor or any officer or director of Vendor, involving the Assets, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise, or
(ii) which questions or challenges the validity of this Agreement or the Transaction Documents. Except as set out in SCHEDULE 3.6, Vendor has not received any complaints from any of its customers or suppliers within the last six months, which complaints could reasonably be expected individually or in the aggregate, to have a potential adverse effect on the Assets. There is no judgment, decree, injunction, rule or order of any Governmental Body outstanding against Vendor which relates to the ownership, development or distribution of the Assets.

     3.7 COMPLIANCE WITH LAWS. Each of Corel Corporation, Corel Corporation Limited and Corel, Inc. has complied and is in compliance with all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions where the failure to so comply could have a Material Adverse Effect on the Assets.

     3.8 CONSENTS. Except as set out in SCHEDULE 3.8, the execution and delivery of this Agreement by the Vendor does not, and the performance of this Agreement and the Transaction Documents by the Vendor, including the transfer of the Assets, shall not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, or any other third party, including licensors and lenders.

     3.9 CONTRACTS AND COMMITMENTS. Except as set out in SCHEDULE 3.9, Vendor has performed all of its obligations under the terms of each contract to which it is a party, and is not in default thereunder, where such non-performance or default could have a Material Adverse Effect on the Assets. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such contract, where such default by any party could have a Material Adverse Effect on the Assets. Each such contract is valid and binding on all parties thereto and in full force and effect. Vendor has received no notice of default, cancellation, or termination in connection with any such contract.

     3.10 TANGIBLE ASSETS. The Tangible Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in reasonable repair, and free from any known defects, except such minor defects as do not interfere with the continued use thereof. Each tangible Asset has been serviced and maintained in accordance with customary industry practices.

     3.11 BUG DATABASE. The Bug Database delivered to Purchaser hereunder shall contain a listing of all critical bugs in the Purchased Software known to Vendor as of Closing.

     3.12 NO CONFLICT OR DEFAULT. Subject to obtaining the consents set out in
Schedule 3.8, neither the execution and delivery of this Agreement or any other Transaction Document, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any Governmental Body, or conflict with or result in the breach of any term, condition, or provision of its Articles of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Vendor is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

     3.13 LABOR RELATIONS.

          (a) There are no labor controversies pending or threatened between Vendor and any of its employees listed on Schedule 8.3 (a)(i) or (ii), or any labor union or other collective bargaining unit representing any such employees.

          (b) Vendor has never entered into a collective bargaining agreement or other labor union contract relating to the employees listed on Schedule 8.3
(a)(i) or (ii).

          (c) There are no written employment or separation agreements, or oral employment or separation agreements which create a fixed term of employment or which contain severance benefits between Vendor and any of the employees listed on Schedule 8.3 (a)(i) or (ii).

     3.14 COMPLETE DISCLOSURE. The copies of all instruments, agreements, other documents and written information delivered by Vendor to the Purchaser or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof.

     3.15 CONSENTS. Vendor shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required for the consummation of the transactions set forth hereby, other than any consents required to assign to Purchaser the commercial software licenses set out in
Section 2.1(g), which Vendor shall use its diligent efforts to obtain.

     3.16 BEST EFFORTS. Vendor shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     3.17 DISCLAIMER OF OTHER WARRANTIES. THE WARRANTIES IN THIS SECTION 3 AS THEY RELATE TO THE ASSETS ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Vendor that:

     4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full power and authority to carry on its business as now conducted.

     4.2 POWER, AUTHORIZATION AND VALIDITY. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. To the extent required, the execution and delivery of this Agreement and the other Transaction Documents have been duly and validly approved and authorized by the Board of Directors of Purchaser. No authorization or approval, governmental or otherwise, is necessary in order to enable Purchaser to enter into and to perform the terms of this Agreement or other Transaction Documents on its part to be performed.

     4.3 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Transaction will conflict with, or result in a material breach or violation of, any provision of Purchaser's articles of incorporation or bylaws, as currently in effect, any material instrument or material contract to which Purchaser is a party or by which it is bound, or any federal, provincial, state or local judgment, writ, decree, order, statute, rule or regulation applicable to it, if such conflict or material breach or violation of such judgement, writ, decree, order, statute, rule or regulation would have a Material Adverse Effect on the Condition of the Purchaser.

     4.4 LITIGATION. There is no suit, action, proceeding, claim or investigation pending or, to the best of Purchaser's knowledge, threatened against Purchaser before any court or administrative agency or which questions or challenges the validity of this Agreement.

ARTICLE 5. TERMINATION; SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND
WARRANTIES

     5.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

          (a) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchaser;

          (b) at the election of the Company or the Purchaser by written notice to the other parties hereto after 5:00 p.m., California time, on December 31, 1998, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchaser;

          (c) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement, which breach has not been cured within 15 Business Days of notice to the Purchaser of such breach; or

          (d) at the election of the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within 15 Business Days notice to the Company of such breach.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 5.2.

     5.2 SURVIVAL. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of not further force and effect; except for the provisions of
Article 1 and this Section 5.2; PROVIDED that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 5.1(a)or 5.1(b) and (b) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 5.1(c) or 5.1(d); and PROVIDED, FURTHER, that none of the parties hererto shall have any liability for speculative, indirect, unforeseeable or consequential damages resulting from any legal action relating to this Agreement or any termination of this Agreement.

     5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) Subject to Sections 5.1 and 5.2, the representations and warranties made by Vendor shall survive Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period. The representations and warranties made by Purchaser herein shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period.

          (b) The representations, warranties, covenants and obligations of Vendor and Purchaser, and the rights and remedies that may be exercised by the Purchaser Indemnitees or the Vendor Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnitees, the Vendor Indemnitees, or any of their Representatives.

ARTICLE 6. LIMITATION ON WARRANTY CLAIMS

     6.1 LIMITATION ON WARRANTY CLAIM(S) BY VENDOR.

          (a) The Vendor shall not be entitled to make a Warranty Claim if the Vendor has been advised in writing or otherwise has actual knowledge prior to Closing of the inaccuracy, non-performance, non-fulfilment or breach which is the basis for such Warranty Claim and the Vendor completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfilment or breach.

          (b) The amount of any damages which may be claimed by the Vendor pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Vendor after giving effect to:

               (i) any insurance proceeds available to the Vendor in relation to the matter which is the subject of the Warranty Claim, and

               (ii) the value of any related, determinable tax benefits
                    realized, or to be realized within a two (2) year period following the date of incurring such cost or loss, by the Vendor in relation to the matter which is the subject of the Warranty Claim.

          (c) Vendor shall not be entitled to make any Warranty Claim until such time as the total amount of all Damages (including the Damages directly arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations, warranties, covenants or obligations) that have been directly suffered or incurred by the Vendor exceeds Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, in the event the total amount of all such Damages exceed Twenty-Five Thousand Dollars, Purchaser's liability shall include the initial Twenty-Five Thousand Dollars ($25,000) amount. Except in the event of a breach by Purchaser of the confidentially provisions set out in Section 8.2 (to which the limitation in this section 6.1 shall not apply), the maximum aggregate liability of the Purchaser in respect of all Warranty Claims by the Vendor will be limited to $760,000.

     6.2 LIMITATION ON WARRANTY CLAIM(S) BY PURCHASER

          (a) The Purchaser shall not be entitled to make a Warranty Claim if the Purchaser has been advised in writing or otherwise has actual knowledge prior to Closing of the inaccuracy, non-performance, non-fulfilment or breach which is the basis for such Warranty Claim and the Purchaser completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfilment or breach.

          (b) The amount of any damages which may be claimed by the Purchaser pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser after giving effect to:

               (i) any insurance proceeds available to the Purchaser in relation to the matter which is the subject of the Warranty Claim, and

               (ii) the value of any related, determinable tax benefits
                    realized, or to be realized within a two (2) year period following the date of incurring such cost or loss, by the Purchaser in relation to the matter which is the subject of the Warranty Claim.

          (c) Purchaser shall not be entitled to make any Warranty Claim until such time as the total amount of all Damages (including the Damages directly arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations, warranties, covenants or obligations) that have been directly suffered or incurred by the Purchaser exceeds Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, in the event the total amount of all such Damages exceed Twenty-Five Thousand Dollars, Vendor's liability shall include the initial Twenty-Five Thousand Dollars ($25,000) amount. Except in the event of a breach by Vendor of the confidentially provisions set out in Section 8.2 (to which the limitation in this section 6.2 shall not apply), the maximum aggregate liability of the Vendor in respect of all Warranty Claims by the Purchaser will be limited to

$760,000.

ARTICLE 7. POST-CLOSING COVENANTS REGARDING TRANSITION SUPPORT.

     7.1 TRANSITION SERVICES. Vendor agrees to provide certain quality assurance testing ("QA Testing"), sales and marketing ("Sales Assistance") assistance, and employee relocation assistance to Purchaser as described herein in order to facilitate the orderly transition of the development and marketing of the Purchased Software from Vendor to Purchaser. Vendor and Purchaser shall each appoint one designated representative who shall act as the point of contact with respect to Transition Services.

          (a) QA TESTING. For a period of ninety (90) days from Closing, Vendor shall continue to provide QA Testing for the Purchased Software at Vendor's headquarters in Ottawa in accordance with its existing practices and policies. Vendor shall have the discretion to use any employee or contractor to perform the QA Testing; provided that the level of testing is at least equivalent to the current level of QA Testing for the Purchased Software. Vendor shall provide the QA Testing services to Purchaser at no cost.

          (b) CUSTOMER TRANSITION AND SALES ASSISTANCE. For a period of thirty
(30) days from Closing, Vendor shall make Eric Lefebvre available to debrief Purchaser regarding the status of the relationship and/or negotiations with existing and prospective customers for the Purchased Software, and to contact and accompany Purchaser personnel in visiting such existing and prospective customers. Purchaser will cover all costs of travel and other out-of-pocket cost incurred in connection with the assistance provided by Eric Lefebvre, but Purchaser will not be charged for his services.

          (c) EMPLOYEE RELOCATION COSTS. Vendor shall pay Relocation Costs for up to three (3) employees from Canada, and up to three (3) employees from the United States, listed on Schedule 8.3(a)(ii), or otherwise approved by Vendor; provided any such employees from Vendor's Orem, Utah site who are currently being paid a completion bonus may not commence employment with Purchaser prior to February 1st, 1999.

     7.2 FURTHER ASSURANCES. Vendor agrees to provide to Purchaser such assistance as Purchaser shall reasonably request in order to fulfill the intent of this Agreement. To the extent that Vendor fails to provide such assistance, Vendor hereby grants to Purchaser a permanent, irrevocable power of attorney to perform on Vendor's behalf all actions necessary or useful to meet the objectives of this Agreement.


ARTICLE 8. OTHER POST-CLOSING COVENANTS.

     8.1 PUBLIC ANNOUNCEMENT. Vendor and Purchaser agree to make no public announcement concerning the transactions contemplated by this Agreement or the terms of this Agreement (other than to their respective employees or agents) except as provided in this Section 8.1. The initial public announcement concerning the transactions contemplated by this Agreement shall be made with the prior approval of both Vendor and Purchaser, which approval shall not be unreasonably delayed or withheld. Neither party will disclose the financial terms of the Transaction, except for the Purchase Price, or the terms of the representations and warranties, indemnification obligations or similar provisions of this Agreement, except as permitted below. A party may disclose terms of this Agreement that are otherwise required to be kept confidential under this Section 6.1 where required by judicial or other governmental order, provided that such party makes every reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. Either party may disclose, under confidentiality and use restrictions, such terms of this Agreement as are reasonably necessary to disclose for purposes of customary due diligence relating to acquisition transactions, financings, borrowings or the like. Both parties shall remain free to disclose the existence of this Agreement and the origin and ownership of the Assets to which rights have been granted or transferred under this Agreement.

     8.2 CONFIDENTIALITY.

          (a) Each party acknowledges that in the course of the performance of this Agreement, it will obtain non-public technical and business information which is the valuable confidential and proprietary information of the other ("Confidential Information"), including, without limitation, source code for any computer software, source code documentation, Trade Secrets, all nonpublic documents obtained from the disclosing party which the receiving party would not otherwise have been entitled to obtain, information which is identified with a suitable legend identifying it as confidential or proprietary information of a party, or related information which is disclosed orally.

          (b) All such Confidential Information shall be treated as strictly confidential by the receiving party and its employees, contractors and agents and shall not be disclosed by the receiving party without the disclosing party's prior written consent. However, the receiving party may disclose Confidential Information of the disclosing party in accordance with judicial or other governmental order, provided the receiving party shall continue to otherwise hold the information in confidence, shall give the disclosing party reasonable notice prior to such judicial or governmental disclosure and shall comply with any applicable protective order or equivalent. The obligations of confidence under this Agreement will not apply to information which the receiving party can establish before a court of competent jurisdiction: (i) prior to or after the time of disclosure becomes part of the public domain without the act or omission of the party to whom it was disclosed; (ii) is disclosed to the receiving party by a third party under no legal obligation to maintain the confidentiality of such information; or (iii) was independently developed by the receiving party.

          (c) Neither party shall in any way duplicate all or any part of the other party's Confidential Information, except in accordance with the terms and conditions of this Agreement. Each party shall have an appropriate agreement with each of its employees, contractors and agents having access to the other party's Confidential Information sufficient to enable that party to comply with all the terms of this Agreement. Each party agrees to protect the other's Confidential Information with a fiduciary duty and shall adopt or maintain procedures to protect such Confidential Information commensurate with such duty.

          (d) Each party agrees not to disclose any such Confidential Information without the prior written consent of the other, to anyone other than that party's employees, contractors and agents who have a need to know same to carry out the rights granted hereunder. Each party shall use its reasonable efforts to protect all such Confidential Information from material harm, damage, theft, tampering, sabotage, interference or unauthorized use, during the term of this Agreement and during such time as such Confidential Information remains in the possession of the other party.

          (e) Each party shall promptly report to the other any actual or suspected violation of the terms of this Section 8.2, and shall take all reasonable steps to prevent, control or remedy such violation.

          (f) In recognition of the unique and proprietary nature of the Confidential Information disclosed by the parties, it is agreed that each party's remedies at law for a breach by the other of its obligations under this
Section 8.2 shall be inadequate and the disclosing party shall, in the event of such breach be entitled to seek equitable relief, including without limitation, injunctive relief and specific performance, in addition to any other remedies provided hereunder or available at law.

     8.3 EMPLOYEE MATTERS.

          (a) During the Interim Period, Purchaser hereby agrees to offer employment to employees of the Vendor associated with the development, sales and marketing of the Purchased Software as further described in SCHEDULE 8.3(a)(I) hereto ("Required Offers") and shall also be entitled to offer employment to those employees of the Vendor as further described in SCHEDULE 8.3(b)(II) (together"Employees"). The parties agree that the Required Offers do not have to be on the same terms and conditions as such Employees are currently employed by Vendor; provided that Purchaser agrees to make offers of employment that are reasonably calculated to provide a compensation package that is comparable in value to that currently held by such Employees. Those Employees who accept such offers shall hereafter collectively be referred to as the "Transferred Employees". The Vendor will be responsible for severance obligations, if any, with respect to Employees who do not accept the Purchaser's offer of employment. If Purchaser terminates any Transferred Employee, Purchaser shall be responsible for severance obligations, if any, to such Transferred Employees.

          (b) Except with the prior written consent of Vendor, for a period of one (1) year from the Effective Date, Purchaser, and any Affiliate of Purchaser, shall be prohibited from making any offer of employment to any employee of Vendor, other than those Employees described in subsection 8.3(a).

ARTICLE 9. INDEMNIFICATION.


     9.1 INDEMNIFICATION BY VENDOR.

          (a) From and after Closing during the Indemnification Period, Vendor shall hold harmless, defend, indemnify and pay for the defense of each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

               (i) any inaccuracy in or breach of any representation or warranty set forth in Article 3 hereunder or in any certificate delivered by Vendor in connection with this Agreement;

               (ii) any breach of any covenant or obligation of Vendor
                    hereunder;

               (iii) any Legal Proceeding resulting from the items referred to in clause (i) or (ii) above (including any Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 9.1 if such Purchaser Indemnitee is the prevailing party in any such Legal Proceeding);

               (iv) any third party claim commenced after the Closing Date which alleges (i) that the Purchased Software, Trademarks, or any other right or property acquired by Purchaser hereunder, infringe any U.S. or Canadian copyright, trademark, trade secret right, patent right that has been issued as of the Effective Date, or other proprietary right. The foregoing indemnification does not extend to any claim arising out of a modification by Purchaser to the Purchased Software to the extent such claim would not have arisen had such modification not been made or the combination of any portion of the Purchased Software with any other software or hardware product.

                    THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF VENDOR AND THE EXCLUSIVE REMEDY OF PURCHASER WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY INFRINGEMENT BY THE PURCHASED SOFTWARE.

          (b) The obligations of indemnification by the Vendor pursuant to
Section 9.1(a) are:

                    (i) subject to the limitations referred to in Section 5.3 with respect to the survival of the representations and warranties by the Purchaser;
                    (ii) subject to the limitations referred to in section 6.2 ;
                         and
                    (iii) subject to the provisions of sections 9.3, 9.4, 9.5
                         and 9.6.

     9.2 INDEMNIFICATION BY PURCHASER.

          (a) From and after Closing during the Indemnification Period, Purchaser shall hold harmless, defend, indemnify and pay for the defense of each of the Vendor Indemnitees from and against, and shall compensate and reimburse each of the Vendor Indemnitees for, any Damages which are suffered or incurred by any of the Vendor Indemnitees or to which any of the Vendor Indemnitees may otherwise become subject (regardless of whether or not such

Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

                    (i) any inaccuracy in or breach of any representation or warranty set forth in Article 4 hereunder or in any certificate delivered by Purchaser in connection with this Agreement;
                    (ii) any breach of any covenant or obligation of Purchaser hereunder; or
                    (iii) any Legal Proceeding resulting from the items referred to in clause (i) or (ii) above (including any Legal Proceeding commenced by any Vendor Indemnitee for the purpose of enforcing any of its rights under this
                         Section 9.2 if such Purchaser Indemnitee is the prevailing party in any such Legal Proceeding); or

                  (iv) any third party claim after Closing alleging that any product developed, marketed or distributed by or on behalf of Purchaser, excluding the unmodified Purchased Software, infringes any copyright, trade-mark, confidentiality right, patent or other intellectual property right of any third party.

          (b) The obligations of indemnification by the Vendor pursuant to
Section 9.2(a) are:

                    (i) subject to the limitations referred to in Section 5.3 with respect to the survival of the representations and warranties by the Purchaser;
                    (ii) subject to the limitations referred to in section 6.1 ;
                         and
                    (iii) subject to the provisions of sections 9.3, 9.4, 9.5
                         and 9.6.


     9.3 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a claim or Legal Proceeding in respect of which indemnification is provided for pursuant to either of Section 9.1 or 9.2, as the case may be, the Indemnified Party shall promptly give written notice of the claim or Legal Proceeding to the Indemnifying Party. Such notice shall specify whether the claim or Legal Proceeding arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a)  the factual basis for the claim; and

     (b) the amount of the claim, if known, the basis thereof and documentation supporting the same.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any claim or Legal Proceeding in time effectively to contest the determination of any liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

     9.4 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 30 days from receipt of notice of the claim within which to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim, together with all such other information as the Indemnifying Party may reasonably request, provided, however, that the Indemnifying Party agrees at all times to maintain the Confidentiality of such information. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim, failing which the matter shall be referred to binding arbitration in accordance with Section 10.9.

     9.5 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the claim or Legal Proceeding and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim and shall solely bear all reasonable expenses associated with the defense of such Third Party Claim. If either Party makes a payment, resulting in settlement of the Third Party Claim, which precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration in accordance with Section 10.9.


     9.6 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim and shall solely bear all reasonable expenses associated with the defense of such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, neither party shall settle any Third Party Claim without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of such party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor. If the exercise by Purchaser of any of the rights granted to it pursuant to this Agreement is enjoined or, in Vendor's reasonable opinion, is likely to be enjoined due to the type of infringement or misappropriation specified in

Paragraph 9.1 above, without prejudice to the rights and remedies of Purchaser, shall upon request of Purchaser and at Purchaser's expense, provide reasonable cooperation to Purchaser and its counsel with all necessary technical information related to the design regarding defense or other resolution of the claim.

ARTICLE 10. MISCELLANEOUS.

     10.1 GOVERNING LAWS. It is the intention of the parties that the laws of the State of New York (irrespective of its choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     10.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties.

     10.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     10.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, including, without limitation the Securities Purchase Agreement, and the exhibits thereto, constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

     10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. A facsimile copy of this Agreement bearing the signature of a party to this Agreement shall be considered an original as against such party.

     10.6 EXPENSES. Each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto including all legal and accounting fees and expenses, whether or not the Transaction is consummated.

     10.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     10.8 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     10.9 ARBITRATION. The parties agree that they shall use all reasonable efforts to amicably settle disagreements arising from or in connection with this Agreement. To this effect, following notice of either party to the other of a disagreement (which shall include any failure to agree upon a matter to be agreed upon), the parties shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of fifteen (15) Business Days from the time the parties have been notified of the disagreement, then either party may refer the matter to arbitration, by written notice to the other party.

Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction. Except where clearly prevented by the issue in dispute, the parties agree to continue performing their respective obligations under this Agreement and the other related agreements entered into in connection with this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

     10.10 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (i) delivered personally, (ii) sent by confirmed facsimile with a copy sent by mail, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 10.10.


Vendor:             Corel Corporation
                    1600 Carling Ave.
                    Ottawa, Ontario
                    K1Z 8R7
                    Attention:  President

With copy to:       Legal Department


Purchaser:          GraphOn Corporation

                    150 Harrison Avenue
                    Campbell, CA 95008
                    USA
                    Attention: President

With copy to:       Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto,  California 94303-0913
                    Attention: Thomas A. Bevilacqua
                    Fax: 650-496-2722

Such notice will be treated as having been received upon actual receipt.

     10.11 CONSTRUCTION OF AGREEMENT. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

     10.12 NO PARTNERSHIP OR JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a partnership, joint venture between the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party. No party shall have the power to control the activities and operations of the other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit the other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.12.

     10.13 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement

     10.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


COREL CORPORATION                                 COREL CORPORATION LIMITED

Per:                                              Per:
   ---------------------------                       --------------------------
   Name:                                             Name:
   Title:                                            Title:


Per:
   ---------------------------
   Name:
   Title:



COREL, INC.                                       GRAPHON CORPORATION


Per:                                              Per:
   ----------------------------                      --------------------------
   Name:                                             Name: Walt Keller
   Title:                                            Title: President